Exhibit 3.3
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXTERA ENERGY PARTNERS GP, INC.

The corporation was incorporated under the name “NextEra Energy Partners GP, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 6, 2014. This Amended and Restated Certificate of Incorporation of the corporation, which restates, integrates and amends (but only to the extent permitted under Sections 242(a)(1) and (7) and 242(b)(1) of the Delaware General Corporation Law) the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The board of directors of the corporation has duly adopted this Amended and Restated Certificate of Incorporation without a vote of stockholders pursuant to and in accordance with Sections 242(b)(1) and 245 of the Delaware General Corporation Law. The Certificate of Incorporation of the corporation is hereby amended (as permitted under Sections 242(a)(1) and (7) and 242(b)(1) of the Delaware General Corporation Law), integrated and restated to read in its entirety as follows:

ARTICLE I

    The name of the corporation is XPLR Infrastructure Partners GP, Inc. (the “Corporation”).

ARTICLE II

    The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

    The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04/09 PM 01/23/2025
FILED 04:09 PM 01/23/2025
SR 20250233318 - File Number 5493921

ARTICLE V

    Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VII

    In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

    The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed to by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on January 23, 2025.

REBECCA J. KUJAWA
Name: Rebecca J. Kujawa
Title: President

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